Exhibit 10.1

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of the 26th day of January 2015, by and among Steven C. Zola (“Zola”), Winmark Corporation, a Minnesota corporation (the “Winmark Corporation”) and Winmark Capital Corporation, a Minnesota corporation and wholly-owned subsidiary of Winmark Corporation (“Winmark Capital”).

W I T N E S S E T H:

WHEREAS, Zola is currently employed as President of Winmark Capital, a member of the Board of Directors of Winmark Corporation, and is a key executive in the operations and continued success of Winmark Capital;

WHEREAS, Winmark Corporation, Winmark Capital and Zola wish to enter this Agreement to acknowledge Zola’s contributions to Winmark Capital, Winmark Corporation,  and their affiliates and subsidiaries (collectively the “Winmark Entities”) and their continued future success.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

1.             Noncompete. During the Noncompetition Period, Zola agrees that he shall not, directly or indirectly, either through any form of ownership (other than ownership of securities of a publicly-held corporation of which he owns, or has real or contingent rights to own, five percent (5%) or less of any class of outstanding securities) or as a director, officer, principal, agent, employee, employer, advisor, consultant, investor, member, partner or in any other individual or representative capacity whatsoever either for his own benefit or for the benefit of any other person or entity, engage or participate in, manage, join, operate, lend to, invest in, control, or be connected with, or render any service to any Competing Business. For purposes of this Agreement (i) “Competing Business” shall mean any business anywhere in the United States that is involved in originating, underwriting, creating, establishing, financing, securing, lending, maintaining, or otherwise involved in any way or manner in equipment leasing in the United States and (ii) “Noncompetition Period” shall mean the period commencing on the date that begins with Zola’s separation from service from Winmark Capital and ends on the fifth anniversary of the date of this Agreement.

2.             Nonsolicitation. During the Noncompetition Period, Zola agrees that he shall not directly or indirectly (i) solicit or induce any employee of the Winmark Entities to leave the employment of the Winmark Entities, or (ii) recruit or otherwise solicit or induce customers or suppliers of the Winmark Entities to interfere with or cease their relationships with any Winmark Entity.

3.             Additional Compensation.  Winmark agrees that for the next five years commencing on the date of this Agreement, Zola will be entitled to additional compensation of $370,000 per year, payable quarterly.  These payments are in addition to his regular cash, incentive and equity compensation as determined by the Chief Executive Officer and the Compensation Committee of the Board of Directors of Winmark Corporation.

4.             Injunctive Relief. Zola acknowledges that any breach of any of the covenants contained in this Agreement (the “Covenants”), may result in irreparable injury to the Winmark Entities for which money damages could not adequately compensate. In the event of any such breach, Winmark Corporation and/or Winmark Capital shall be entitled, in addition to any other rights and remedies which they may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Zola or any other person (as the case may be) involved therein from continuing such breach.

5.             Severability. If any portion of the Covenants of the application thereof is construed to be invalid or unenforceable under applicable law, then the other portion(s) of the Covenants or the application thereof shall not be affected thereby and shall be given full force and effect without regard to the invalid or unenforceable portions.  If any of the Covenants is determined to be unenforceable because of the geographical area covered thereby, the duration thereof or the scope thereof, then such Covenant shall be interpreted to extend only for the maximum geographical area, duration or scope as to which it may be enforceable under applicable law.

6.             No Employment Agreement; At-will Employee.  Nothing in this Agreement shall be considered or construed to constitute an employment agreement between the Winmark Entities and Zola. Zola acknowledges and agrees that he is an at-will employee, and nothing in this Agreement will change Zola’s status as an employee at-will with Winmark Capital.

7.             Acknowledgments. Zola acknowledges and agrees that:

(a)           the restrictions and covenants contained herein, and the rights and remedies conferred upon Winmark Corporation and Winmark Capital, are necessary to protect the goodwill and other value of the Winmark Entities and the benefits bargained for by the Winmark Corporation and Winmark Capital under this Agreement; and

(b)           the restrictions placed upon Zola hereunder are narrowly drawn, are fair and reasonable in time and territory and place no greater restraint upon Zola than is reasonably necessary to secure the goodwill and other value of the Winmark Corporation and Winmark Capital and their business.

8.             Governing Law; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Minnesota without regard to conflict of law principles that would result in the application of any Law other the Laws of the State of Minnesota. Any disputes arising out of this Agreement shall be adjudicated in state or federal court in Hennepin County, Minnesota.  This Agreement may not be amended, modified or supplemented except by written agreement of the parties.

9.             Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement is not assignable by Zola but is freely assignable by the Winmark Capital and Winmark Corporation.

10.          Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument and delivery of the executed counterparts may be effected by a facsimile or electronic transmission.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as of the date first above written.

WINMARK CORPORATION

By:	/s/ Brett D. Heffes
Name:	Brett D. Heffes
Title:	President

WINMARK CAPITAL CORPORATION

By:	/s/ Brett D. Heffes
Name:	Brett D. Heffes
Title:	Director

STEVEN C. ZOLA

/s/ Steven C. Zola
Steven C. Zola